Exhibit 99.1

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USG CORPORATION NAMES JAMES S. METCALF CEO AND PRESIDENT
EFFECTIVE JANUARY 1, 2011; WILLIAM C. FOOTE CONTINUES AS CHAIRMAN

CHICAGO, September 27, 2010 — USG Corporation (NYSE: USG) announced today that effective January 1, 2011, James S. Metcalf, currently President and Chief Operating Officer, will become Chief Executive Officer and President, succeeding William C. Foote as CEO. Mr. Metcalf will assume full responsibility for USG’s strategic growth and development and for ensuring its continued operational excellence.

Mr. Foote will continue as executive Chairman of the USG Board of Directors. These changes continue the implementation of an ongoing executive succession plan developed and overseen by Mr. Foote and the USG Board of Directors over the past few years.

Mr. Metcalf joined USG as a sales trainee in 1980. In addition to his experience in the Company’s sales organization, he has served as President of the Company’s Building Systems unit, which includes United States Gypsum Company and USG Interiors, Inc., and President of its L&W Supply Corporation distribution business. His executive management experience also includes roles in marketing and strategy. Mr. Metcalf serves on the board of directors of USG Corporation, Molex, Inc., and the National Association of Manufacturers.  He is also a policy advisory board member for the Joint Center for Housing Studies at Harvard University, a chair of the Business Advisory Committee for the Robert Crown Center in Hinsdale, Ill., and a trustee of the USG Foundation.

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“Jim Metcalf has almost thirty years of experience with USG, and as President and COO for the past four years, has built a strong operational team,” Mr. Foote stated. “Jim has led the Company’s restructuring efforts to adjust our operations to meet the challenging conditions we face in the construction and building materials industries. Jim has excellent relationships with our customers and has played a key role in representing the Company with the investment community.”

“It has been a distinct privilege to lead this great Company over the past 15 years,” Mr. Foote continued. “Jim has prepared himself extremely well to become USG’s next chief executive and I look forward to working closely with him as he assumes this well-deserved role.”

Mr. Metcalf said, “I am deeply grateful to have the opportunity to lead USG’s exceptional team as CEO, and I greatly appreciate the Board’s confidence in me. While we certainly face challenging economic conditions, I am proud of the resilience of the Company and excited about our ability to return to a growth agenda as our markets recover. We are focused on four strategic priorities: strengthening our core businesses, expanding internationally, growing product adjacencies and accelerating innovation. We are making excellent progress in all four areas and are confident our strategy will deliver superior results for our customers, shareholders and other stakeholders.”

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USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc., L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

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